Exhibit 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       of
                               IWO HOLDINGS, INC.

                     IWO Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

                     FIRST: The name of the Corporation is IWO Holdings, Inc. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on October 29, 1999.

                     SECOND: A petition for relief under Chapter 11 of the Bankruptcy Code, 11 U.S.C. ss.ss. 101 et seq., having been filed on January 4, 2005 (the "Petition Date") in the United States Bankruptcy Court, District of Delaware, and under the Joint Plan of Reorganization dated January 4, 2005, as the same may be amended or modified, from time to time (the "Plan of Reorganization"), and inter alia, Sections 1123 and 1129 of the Bankruptcy Code, 11 U.S.C. ss.ss. 1123 and 1129, in accordance with Section 303 of the General Corporation Law of the State of Delaware (the "General Corporation Law") and pursuant to the order of said court dated February 9, 2005, this Amended and Restated Certificate of Incorporation restates and further amends the provisions of the Amended and Restated Certificate of Incorporation of the Corporation.

                     THIRD: The text of the Amended and Restated Certificate of Incorporation, is hereby amended and restated to read in its entirety as follows:

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                     1. Name. The name of the corporation is "IWO Holdings,
Inc." (the "Corporation").

                     2. Address; Registered Office and Agent. The address of the Corporation's registered office is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808; and the name of its registered agent at such address is Corporation Service Company.

                     3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

                     4. Capital Stock.

                     4.1 The total number of shares of all classes of stock that the Corporation shall have authority to issue is: 10,000,000 shares, divided into 9,950,000 shares of Common Stock, of the par value of $.01 each (the "Common Stock"), and 50,000 shares of Preferred Stock, of the par value of $.01 per share (the "Preferred Stock"). Each share of the Corporation's common stock, $.01 par value, per share, issued and outstanding or held in treasury immediately prior to the effectiveness of this Amended and Restated Certificate of Incorporation is automatically and without any further action of the Corporation or the holders thereof cancelled pursuant to the Plan of Reorganization.

                     4.2 The Board of Directors of the Corporation (the "Board") is hereby expressly authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for series of Preferred



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Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Notwithstanding the foregoing, the Board shall not have the authority to issue any series of Preferred Stock pursuant to this Section
4.2 if the purpose of such issuance is to implement, or to facilitate the implementation of, a "poison pill" or other similar shareholder rights plan or other plan whose primary intent is to impede an acquisition of the Corporation or an acquisition of substantially all of the Corporation's subsidiaries or assets, unless any such issuance is approved by the affirmative vote of the holders of at least a majority of the voting power of the shares of the then outstanding voting stock of the Corporation, voting together as a single class.

                     4.3 Subject to applicable law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

                     4.4 Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board in its discretion shall determine.



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                     4.5 Upon the dissolution, liquidation or winding up of the
Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

                     4.6 To the extent required by Section 1123(a)(6) of the U.S. Bankruptcy Code (11 U.S.C. ss. 1123(a)(6)), no nonvoting equity securities of the Corporation shall be issued. This provision shall have no further force and effect beyond that required by Section 1123(a)(6) and is applicable only for so long as such section is in effect and applicable to the Corporation.

                     5. Board of Directors.

                     5.1 Number of Directors. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Except as otherwise provided for or fixed pursuant to the provisions of Article 4 of this Amended and Restated Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors constituting the entire Board shall be not less than 3 nor more than 12, with the then-authorized number of directors being fixed from time to time by the Board.


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                     During any period when the holders of any series of
Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article 4 hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director's successor shall have been duly elected and qualified, or until such director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly.

                     5.2 Vacancies and Newly Created Directorships. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other



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cause may be filled by a majority of the remaining directors then in office, although less than a quorum of the Board, or by a sole remaining director.

                     5.3 Removal of Directors. Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article 4 hereof , any director, or the entire Board, may be removed from office at any time, with or without cause, by the holders of a majority of the shares of stock of the Corporation then entitled to vote generally in the election of directors.

                     5.4 Election of Directors. Unless and except to the extent that the By-laws of the Corporation (the "By-laws") shall so require, the election of directors of the Corporation need not be by written ballot.

                     6. Limitation of Liability. To the fullest extent permitted under the General Corporation Law, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

                     Any amendment, repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

                     7. Indemnification.



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                     7.1 Right to Indemnification. The Corporation shall
indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a "Covered Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was at any time from and after the Petition Date, a director or officer of the Corporation or, while a director or officer of the Corporation, is or was at any time from and after the Petition Date, serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity (an "Other Entity"), including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 7.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.

                     7.2 Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys' fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be



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ultimately determined that the Covered Person is not entitled to be indemnified under this Article 7 or otherwise.

                     7.3 Claims. If a claim for indemnification or advancement of expenses under this Article 7 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

                     7.4 Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article 7 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, the By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

                     7.5 Other Sources. The Corporation's obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of an Other Entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such Other Entity.



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                     7.6 Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article 7 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

                     7.7 Other Indemnification and Prepayment of Expenses; Insurance. This Article 7 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any Covered Person, whether or not the Corporation would have the power to indemnify such person against such liability under the General Corporation Law or otherwise.

                     8. Adoption, Amendment and/or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter and repeal the By-laws, subject to the power of the stockholders of the Corporation to alter or repeal any By-law whether adopted by them or otherwise.

                     9. Certificate Amendments - Right to Amend. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and



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privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article 9.

                     FOURTH: The amendments and restatement effected herein were authorized pursuant to Sections 242, 245 and 303 of the General Corporation Law.














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                     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by James J. Loughlin, Jr., its Chief Restructuring Officer, who hereby acknowledges under penalties of perjury that the facts herein stated are true and that this certificate is his act and deed, this 10th day of February, 2005.



                                           IWO HOLDINGS, INC.

                                           By: /s/ James J. Loughlin, Jr.
                                               -------------------------------
                                               James J. Loughlin, Jr.
                                               Chief Restructuring Officer

















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